Exhibit 99.1
KINDER MORGAN REPORTS FOURTH QUARTER 2023 FINANCIAL RESULTS

Raises 2024 Financial Guidance to Include Acquisition;
Approves Cash Dividend of $0.2825 Per Share ($1.13 Annualized)

HOUSTON, January 17, 2024 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2825 per share for the fourth quarter ($1.13 annualized), payable on February 15, 2024, to stockholders of record as of the close of business on January 31, 2024. This dividend is a 2% increase over the fourth quarter of 2022.

The company is reporting:
•Fourth quarter earnings per share (EPS) of $0.27 and distributable cash flow (DCF) per share of $0.52, down 10% and 4%, respectively, compared to the fourth quarter of 2022.
•Net income attributable to KMI of $594 million, compared to $670 million in the fourth quarter of 2022.
•DCF of $1,171 million compared to $1,217 million in the fourth quarter of 2022.
•Adjusted Earnings of $633 million for the quarter versus $708 million in the fourth quarter of 2022.

The decreases versus fourth quarter 2022 are largely related to increased interest expense which was anticipated in the company’s 2023 budget guidance. The company finished the year slightly behind its budget primarily due to lower commodity prices.

KMI ended the quarter with a Net Debt-to-Adjusted EBITDA ratio of 4.2, even with its $1.8 billion STX Midstream acquisition closing just before year end. Our leverage ratio would be lower with a full-year contribution of Adjusted EBITDA from the acquired assets.

“As we continue to implement a business model that relies on stable, fee-based assets in the energy infrastructure space, we generated substantial cash in 2023, with net income of $2.4 billion and Adjusted EBITDA of $7.6 billion for the year,” said Executive Chairman Richard D. Kinder.

“The company consistently exercises disciplined capital allocation based on conservative assumptions with high return thresholds while maintaining a strong balance sheet. At the same time, we are making prudent investments in the energy transition,” continued Kinder.

“Our commitment to returning value to shareholders is unwavering, as we have internally funded capital projects and pay a healthy and growing dividend with robust coverage of $540 million in the fourth quarter. In 2023, we further returned additional value to shareholders by repurchasing more than 31.5 million of our shares for approximately $522 million,” Kinder concluded.

“This quarter we expeditiously closed a major acquisition of STX Midstream for $1.8 billion. Those assets fit nicely into our existing Texas Intrastate system serving Gulf Coast and Mexico demand markets. We also continued to execute on expansion projects in all of our business segments, most notably our Natural Gas Pipelines business segment, where four major projects were placed in service during the quarter and another four are underway,” said Chief Executive Officer Kim Dang.

“Our Products Pipelines business segment completed two projects that added 17,500 barrels per day (Bbl/d) of renewable diesel (RD) throughput capacity in Northern California and an additional 178,000 barrels of RD storage capacity in Southern California. And our Energy Transition Ventures group put the Prairie View landfill renewable natural gas (RNG) facility into service, bringing our total RNG generation capacity to 6.1 billion cubic feet (Bcf) per year,” Dang said.

“Financial contributions from the Products Pipelines business segment and our Terminals business segment were up relative to the fourth quarter of 2022, while the Natural Gas Pipelines and our CO2 business segments were down by a similar amount. EPS and DCF per share for the quarter were down compared to the fourth quarter of 2022 due to higher interest expense. Both EPS and DCF per share benefited from share repurchases.

“KMI’s balance sheet is strong, as we ended the year with a Net Debt-to-Adjusted EBITDA ratio of 4.2 times. This is especially noteworthy given that we executed approximately $522 million in unbudgeted, opportunistic share repurchases during the year and closed on the STX Midstream assets in December,” continued Dang.

“Our project backlog at the end of the fourth quarter was $3 billion, down from $3.8 billion in the third quarter due to the completion of multiple large projects including Tennessee Gas Pipeline’s (TGP) East 300 line upgrade, the Permian Highway Pipeline (PHP) expansion project and our Texas Intrastates’ Freer to Sinton project. In calculating backlog Project EBITDA multiples, we exclude both the capital and EBITDA from the CO2 business segment and our gathering and processing projects, where the earnings are more uneven than with our other business segments. To compensate for those uneven earnings profiles we require higher return thresholds for those projects. We expect the remaining $1.9 billion of projects in the backlog to generate an average Project EBITDA multiple of approximately 4.6 times.

“While continuing our strong emphasis on our core businesses, we are also devoting nearly 80% of our project backlog to lower-carbon energy investments, including natural gas as a substitute for higher emitting fuels, RNG, RD, feedstocks associated with RD and sustainable aviation fuel, and carbon capture and sequestration,” Dang concluded.

For the full year of 2023, the company reported net income attributable to KMI of $2,391 million, compared to $2,548 million for the full year of 2022; and DCF of $4,715 million, down from $4,970 million for the comparable period in 2022. More than all of this year-over-year decrease can be explained by higher interest expense compared to the full year of 2022. DCF was further impacted by higher sustaining capital expenditures versus 2022.

2024 Outlook

For 2024, KMI’s preliminary budget published on December 4, 2023 forecasted, among other metrics, EPS of $1.21 and DCF per share of $2.21. It did not include the acquisition of NextEra Energy Partners’ STX Midstream assets that closed on December 28, 2023. KMI is updating its budget to incorporate the acquisition of the STX Midstream assets, which results in a final 2024 budgeted EPS of $1.22, up 15% versus 2023, DCF per share of $2.26, and Adjusted EBITDA of $8.16 billion, both up 8% versus 2023 and a year-end 2024 Net Debt-to-Adjusted EBITDA ratio of 3.9 times. KMI’s expectation to declare dividends of $1.15 per share for 2024 is unchanged.

The preliminary and final budgets assume average annual prices for West Texas Intermediate (WTI) crude oil and Henry Hub natural gas of $82 per barrel and $3.50 per million British thermal unit (MMBtu), respectively, consistent with the forward curve during the company’s annual budget process.

“While current prices are lower, we did not update commodity prices in our final guidance given their potential to change over the next year. However, using our disclosed sensitivities even at current prices, we would still expect strong growth over 2023, given our relatively modest commodity exposure. For example, at a WTI crude oil price of $72 per barrel and Henry Hub natural gas price of $2.80 per MMBtu, 2024, EPS would grow at 12% versus 2023 and DCF per share would grow at 6%,” said Dang.

This press release includes Adjusted Earnings and DCF, in each case in the aggregate and per share, Adjusted Segment EBDA, Adjusted EBITDA, Net Debt, FCF (free cash flow), and Project EBITDA, all of which are non-GAAP financial measures. For descriptions of these non-GAAP financial measures and reconciliations to the most comparable measures prepared in accordance with generally accepted accounting principles, please see “Non-GAAP Financial Measures” and the tables accompanying our preliminary financial statements.

Overview of Business Segments

“The Natural Gas Pipelines business segment’s financial performance was down slightly across most of the network in the fourth quarter of 2023 relative to the fourth quarter of 2022, primarily as a result of milder winter weather in 2023,” said KMI President Tom Martin.

“Natural gas transport volumes were up 5% compared to the fourth quarter of 2022, primarily due to higher volumes delivered to power generation, liquefied natural gas (LNG) facilities and industrial customers, as well as the return to service of El Paso Natural Gas Line 2000. Natural gas gathering volumes were up 27% from the fourth quarter of 2022, primarily from our Haynesville and Eagle Ford gathering systems.

“Contributions from the Products Pipelines business segment were up compared to the fourth quarter of 2022 due to higher rates on existing assets and contributions from new capital projects. Total refined products volumes were up slightly compared to the fourth quarter of 2022. Crude and condensate volumes were also up 7%,” Martin said. “Gasoline volumes were flat to the fourth quarter of 2022 while diesel volumes were down 1%. Jet fuel volumes were up 7% versus the fourth quarter of 2022.

“Terminals business segment earnings were up compared to the fourth quarter of 2022. Earnings from our Jones Act tanker business were higher compared to the prior year period on higher average charter rates. The fleet remains fully contracted under term charter agreements. Contributions from our liquids terminals were up versus the prior year period, benefiting from expansion projects placed in service, improving tank lease rates at our Carteret, New Jersey facility, contractual rate escalations and continued strong utilization across our network,” continued Martin. “Contributions from our bulk terminals were essentially flat versus the fourth quarter of 2022.

“CO2 business segment earnings were down compared to the fourth quarter of 2022, primarily due to lower crude oil and CO2 volumes, as well as lower realized natural gas liquids (NGL) and CO2 prices, partially offset by contributions from the RNG business in our Energy Transition Ventures group. Our realized weighted average NGL price for the quarter was down 21% from the fourth quarter of 2022 at $27.87 per barrel and our realized weighted average CO2 prices were down $0.08 or 6%,” said Martin. “NGL sales volumes net to KMI were down 1% versus the fourth quarter of 2022. CO2 sales volumes were down 13% on a net-to-KMI basis compared to the fourth quarter of 2022. Crude volumes were down 7% versus the fourth quarter of 2022. For the year, crude volumes were above plan, even excluding the Diamond M acquisition, a remarkable achievement given the impact of an extended outage at SACROC in the first quarter.”

Other News

Corporate
•During the fourth quarter, KMI repurchased approximately 8.1 million shares for approximately $132 million at an average price of $16.37 per share. Throughout 2023, KMI repurchased approximately 31.5 million shares for approximately $522 million at an average price of $16.56 per share, leaving approximately $1.5 billion remaining in the board approved share repurchase program.

Natural Gas Pipelines
•On December 28, 2023, KMI closed on its $1.815 billion acquisition of NextEra Energy Partners’ South Texas assets (STX Midstream), which includes a set of integrated, large diameter high pressure natural gas pipeline systems that connect the Eagle Ford basin to growing Mexico and Gulf Coast demand markets. These pipeline systems include Eagle Ford Midstream, a 90% interest in the NET Mexico pipeline and a 50% interest in Dos

Caminos, LLC. The portfolio of assets is highly contracted, with an average contract length of over 8 years. Approximately 75% of the business is supported by take-or-pay contracts.

•On November 1, 2023, Kinder Morgan Tejas Pipeline (Tejas) placed in service its project to expand its Eagle Ford natural gas transportation system to deliver nearly 2 Bcf/d of Eagle Ford production to Gulf Coast markets. As part of the approximately $232 million project, Tejas constructed an approximately 67-mile, 42-inch pipeline from KMI’s existing Kinder Morgan Texas Pipeline (KMTP) compressor station near Freer, Texas to the Tejas pipeline system near Sinton, Texas.

•The PHP Expansion project was placed in service on December 1, 2023, and expanded PHP’s capacity by approximately 550 million cubic feet per day (MMcf/d) to increase natural gas deliveries from the Permian to U.S. Gulf Coast markets. PHP is jointly owned by subsidiaries of KMI, Kinetik Holdings Inc. and Exxon Mobil Corporation. KMI is the operator of PHP.

•Construction is nearly complete on KMI’s project to expand the working gas storage capacity at its Markham Storage facility (Markham) in Matagorda County along the Texas Gulf Coast. The project involves adding an additional cavern at Markham to provide more than 6 Bcf of incremental working gas storage capacity and 650 MMcf/d of incremental withdrawal capacity on KMI’s extensive Texas intrastate system. Shippers have subscribed to most of the available capacity under long-term agreements. Partial commercial service began November 1, 2023, with full commercial service expected in June 2024.

•Construction activities are underway for Tejas’ approximately $97 million South Texas to Houston Market expansion project. The project will add compression on Tejas’ mainline to increase natural gas deliveries by approximately 0.35 Bcf/d to Houston markets. The target in-service date is the third quarter of 2024.

•Construction has begun on an approximately $180 million expansion of the KMTP system to provide transportation services, including treating, for Kimmeridge Texas Gas and other third parties. The expansion project, supported by a long-term contract, is designed to deliver up to 500 MMcf/d of Eagle Ford natural gas supply to markets along the Texas Gulf Coast and Mexico through a new approximately 30-mile, 30-inch pipeline. The project is currently expected to be placed in service in November 2024.

•Construction on TGP’s approximately $267 million East 300 Upgrade project was completed. It was placed in partial service on November 1, with full service available on November 16. TGP has entered into a long-term, binding agreement with Con Edison for the 115 MMcf/d of capacity.

•Construction is ongoing for TGP’s phase 1 of the Evangeline Pass project. Construction is expected to begin on TGP’s and Southern Natural Gas Company’s (SNG) portions of phase 2 in the first quarter of 2024. The two-phase $672 million project involves modifications and enhancements to portions of the TGP and SNG systems in Mississippi and Louisiana, which will result in the delivery of approximately 2 Bcf/d of natural gas to Venture Global’s proposed Plaquemines LNG facility. The expected in-service dates for each phase will be aligned with Venture Global’s in-service dates.

•The first of two Wyoming Interstate Company egress projects to access the growing supply from the Bakken formation began commercial in-service on November 1, 2023. This project added approximately 92 MMcf/d of Bakken export transportation capacity from leases on Big Horn Gas Gathering and Fort Union Gas Gathering (FUGG). The second project will add approximately 300 MMcf/d of Bakken export transportation capacity from leases on FUGG, Northern Border Pipeline Company and Bison Pipeline, and is scheduled to be in service in the first quarter of 2026. All of this capacity is backed by long-term commitments from creditworthy shippers.

Products Pipelines
•KMI’s Northern California RD hub Phase II capacity project was placed in commercial operation on January 1, 2024. This project expands the existing 21,000 Bbl/d of Bay area RD supply by an additional 17,500 Bbl/d (38,500 Bbl/d total) to the Sacramento, San Jose and Fresno markets. The project is anchored with customer commitments and has potential capacity expandability remaining in subsequent phases. To date, KMI has placed an aggregate of 56,500 Bbl/d of capacity at its Northern and Southern California RD hubs.
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•In late December 2023, KMI completed the second phase of its Carson Terminal renewables conversion project, which connects marine supplies of RD coming into its Los Angeles harbor hub to its truck rack for delivery to local markets and to San Diego and the Inland Empire markets via pipeline delivery. This project added 178,000 barrels to the terminal’s existing 400,000 barrels of RD storage capacity at the facility and remains on track to add an additional 178,000 barrels (third phase) of incremental RD storage capacity by July 1, 2024. All phases of the Carson Terminal project are fully subscribed with customer commitments.

Terminals
•Civil and tank foundation work has commenced on KMI’s latest expansion of the company’s industry-leading RD and sustainable aviation fuel feedstock storage and logistics offering in its lower Mississippi River hub. The scope of work at its Geismar River Terminal in Geismar, Louisiana includes construction of multiple tanks totaling approximately 250,000 barrels of heated storage capacity as well as various marine, rail and pipeline infrastructure improvements. The approximately $54 million Geismar River Terminal project, which is supported by a long-term commercial commitment, is expected to be in service by the fourth quarter of 2024.

•Commissioning is complete on the previously announced vapor recovery unit (VRU) project at KMI’s refined products terminal hub along the Houston Ship Channel. The approximately $64 million investment addresses emissions related to product handling activities at KMI’s Galena Park and Pasadena terminals and will generate an attractive return on invested capital. The expected Scope 1 & 2 CO2 equivalent emissions reduction across the combined facilities represent a 38% reduction in total facility greenhouse gas emissions versus 2019 (pre-pandemic) emissions.

Energy Transition Ventures
•The Prairie View landfill RNG facility began commercial in-service on December 20, 2023. Together with the Twin Bridges and Liberty landfill RNG facilities completed earlier in the year, these three projects have added approximately 3.9 Bcf to KMI’s total annual RNG capacity.

•Construction activities are underway on the previously announced conversion of the Autumn Hills, Michigan, landfill gas site to an RNG facility. The site is expected to be placed in service in the second half of 2024 with a capacity of 0.8 Bcf of RNG annually. Once complete and in service, this additional facility will bring KMI’s total RNG generation capacity to 6.9 Bcf per year.

CO2
•The first phase of KMI’s planned enhanced oil recovery expansion at our recently acquired Diamond M field was approved in October 2023. Together with the second phase in the project backlog, the total expansion is expected to cost approximately $180 million and result in peak oil production of over 5,000 Bbl/d by late 2026.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of the people, communities and businesses we serve. We own an interest in or operate approximately 82,000 miles of pipelines, 139 terminals, 702 billion cubic feet of working natural gas storage capacity and have renewable natural gas generation capacity of approximately 6.1 Bcf per year with an additional 0.8 Bcf in development. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2, renewable fuels and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, jet fuel, chemicals, metals, petroleum coke, and ethanol and other renewable fuels and feedstocks. Learn more about our work advancing energy solutions on the lower carbon initiatives page at www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. ET on Wednesday, January 17, at www.kindermorgan.com for a LIVE webcast conference call on the company’s fourth quarter earnings.

Non-GAAP Financial Measures

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of our consolidated non-

GAAP financial measures by reviewing our comparable GAAP measures identified in the descriptions of consolidated non-GAAP measures below, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income attributable to Kinder Morgan, Inc., but typically either (1) do not have a cash impact (for example, unsettled commodity hedges and asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in most cases are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). (See the accompanying Tables 2, 3, 4, and 6.) We also include adjustments related to joint ventures (see “Amounts from Joint Ventures” below).

The following table summarizes our Certain Items for the three and twelve months ended December 31, 2023 and 2022.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(In millions)
Certain Items
Fair value amortization	$—	$(4)	$—	$(15)
Legal, environmental and other reserves	—	28	—	51
Change in fair value of derivative contracts (1)	(33)	8	(126)	57
Loss on impairment	—	—	67	—
Income tax Certain Items (2)	27	(2)	33	(37)
Other (3)	45	8	45	32
Total Certain Items (4)(5)	$39	$38	$19	$88

Notes
(1)	Gains or losses are reflected when realized.
(2)	Represents the income tax provision on Certain Items plus discrete income tax items. Includes the impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments and is separate from the related tax provision recognized at the investees by the joint ventures which are also taxable entities.
(3)	Three-month and twelve-month periods of 2023 represent pension cost adjustments related to settlements made by our pension plans.
(4)	Amounts for the periods ending December 31, 2023 and 2022 include the following amounts reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statements of Income: (i) $(3) million and $1 million for the 2022 three-month and twelve-month periods, respectively, included within “Change in fair value of derivative contracts” and (ii) $67 million for the 2023 twelve-month period only included within “Loss on impairment” for a non-cash impairment related to our investment in Double Eagle Pipeline LLC in our Products Pipelines business segment.
(5)	Amounts for the periods ending December 31, 2023 and 2022 include, in aggregate, $3 million and $35 million for the three-month periods, respectively, and $(7) million and $(11) million for the twelve-month periods, respectively, included within “Interest, net” on the accompanying Preliminary Consolidated Statements of Income which consist of (i) $(4) million for the 2022 three-month period and $(15) million for the 2022 twelve-month period of “Fair value amortization” and (ii) $3 million and $39 million for the three-month periods, respectively, and $(7) million and $4 million for the twelve-month periods, respectively, of “Change in fair value of derivative contracts.”

Adjusted Earnings is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Earnings is used by us, investors and other external users of our financial statements as a supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income attributable to Kinder Morgan, Inc. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per share. (See the accompanying Tables 1 and 2.)

DCF is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items, and further for DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. We also adjust amounts from joint ventures for income taxes, DD&A, cash taxes and sustaining capital expenditures (see “Amounts from Joint Ventures” below). DCF is a significant performance measure used by us, investors and other external users of our financial statements to evaluate our performance and to measure and estimate the ability of our assets to generate economic earnings after paying interest expense, paying cash taxes and expending sustaining capital. DCF provides additional insight into the specific costs associated with our assets in the current period and facilitates period-to-period comparisons of our performance from ongoing business activities. DCF is also used by us, investors, and other external users to compare the performance of companies across our industry. DCF per share serves as the primary financial performance target for purposes of annual bonuses under our annual incentive compensation program and for performance-based vesting of equity compensation grants under our long-term incentive compensation program. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income attributable to Kinder Morgan, Inc. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends. (See the accompanying Table 2.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments, general and administrative expenses and corporate charges, interest expense, and income taxes (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. We believe Adjusted Segment EBDA is a useful performance metric because it provides management, investors and other external users of our financial statements additional insight into performance trends across our business segments, our segments’ relative contributions to our consolidated performance and the ability of our segments to generate earnings on an ongoing basis. Adjusted Segment EBDA is also used as a factor in determining compensation under our annual incentive compensation program for our business segment presidents and other business segment employees. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. (See the accompanying Table 4.)

Adjusted EBITDA is calculated by adjusting net income attributable to Kinder Morgan, Inc. before interest expense, income taxes, DD&A, and amortization of excess cost of equity investments (EBITDA) for Certain Items. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts from Joint Ventures” below). Adjusted EBITDA (on a rolling 12-months basis) is used by management, investors and other external users, in conjunction with our Net Debt (as described further below), to evaluate our leverage. Management and external users also use Adjusted EBITDA as an important metric to compare the valuations of companies across our industry. Our ratio of Net Debt-to-Adjusted EBITDA is used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 3 and 6.)

Amounts from Joint Ventures - Certain Items, DCF and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculations of DCF and Adjusted EBITDA related to our unconsolidated and consolidated JVs include the same items (DD&A and income tax expense, and for DCF only, also cash taxes and sustaining capital expenditures) with respect to the JVs as those included in the calculations of DCF and Adjusted EBITDA for our wholly-owned consolidated subsidiaries; further, we remove the portion of these adjustments attributable to non-controlling interests. (See Tables 2, 3, and 6.) Although these amounts related to our unconsolidated JVs are included in the calculations of DCF and Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps. Net Debt, on its own and in conjunction with our Adjusted EBITDA (on a rolling 12-months basis) as part of a ratio of Net Debt-to-Adjusted EBITDA, is a non-GAAP financial measure that is used by management, investors and other external users of our financial information to evaluate our leverage. Our ratio of Net Debt-to-Adjusted EBITDA is also used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the most comparable measure to Net Debt is total debt as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 6.

Project EBITDA is calculated for an individual capital project as earnings before interest expense, taxes, DD&A and general and administrative expenses attributable to such project, or for JV projects, consistent with the methods described above under “Amounts from Joint Ventures,” and in conjunction with capital expenditures for the project, is the basis for our Project EBITDA multiple. Management, investors and others use Project EBITDA to evaluate our return on investment for capital projects before expenses that are generally not controllable by operating managers in our business segments. We believe the GAAP measure most directly comparable to Project EBITDA is the portion of net income attributable to a capital project. We do not provide the portion of budgeted net income attributable to individual capital projects (the GAAP financial measure most directly comparable to Project EBITDA) due to the impracticality of predicting, on a project-by-project basis through the second full year of operations, certain amounts required by GAAP, such as projected commodity prices, unrealized gains and losses on derivatives marked to market, and potential estimates for certain contingent liabilities associated with the project completion.

FCF is calculated by reducing cash flow from operations for capital expenditures (sustaining and expansion), and FCF after dividends is calculated by further reducing FCF for dividends paid during the period. FCF is used by management, investors and other external users as an additional leverage metric, and FCF after dividends provides additional insight into cash flow generation. Therefore, we believe FCF is useful to our investors. We believe the GAAP measure most directly comparable to FCF is cash flow from operations. (See the accompanying Table 7.)

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; energy evolution-related opportunities; KMI’s 2023 expectations; anticipated dividends; and KMI’s capital projects, including expected costs, completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the timing and extent of changes in the supply of and demand for the products we transport and handle; commodity prices; counterparty financial risk; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2022 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
	2023	2022		2023	2022
Revenues	$4,038	$4,579		$15,334	$19,200
Operating costs, expenses and other
Costs of sales (exclusive of items shown separately below)	1,347	1,961		4,938	9,255
Operations and maintenance	745	695		2,807	2,655
Depreciation, depletion and amortization	567	554		2,250	2,186
General and administrative	171	167		668	637
Taxes, other than income taxes	102	101		421	441
Loss (gain) on divestitures and impairments, net	1	(2)		(15)	(32)
Other expense (income), net	4	(1)		2	(7)
Total operating costs, expenses and other	2,937	3,475		11,071	15,135
Operating income	1,101	1,104		4,263	4,065
Other income (expense)
Earnings from equity investments	231	239		838	803
Amortization of excess cost of equity investments	(12)	(18)		(66)	(75)
Interest, net	(452)	(426)		(1,797)	(1,513)
Other, net	(44)	(8)		(37)	55
Income before income taxes	824	891		3,201	3,335
Income tax expense	(206)	(198)		(715)	(710)
Net income	618	693		2,486	2,625
Net income attributable to NCI	(24)	(23)		(95)	(77)
Net income attributable to Kinder Morgan, Inc.	$594	$670		$2,391	$2,548
Class P Shares
Basic and diluted earnings per share	$0.27	$0.30	(10)%	$1.06	$1.12	(5)%
Basic and diluted weighted average shares outstanding	2,221	2,248	(1)%	2,234	2,258	(1)%
Declared dividends per share	$0.2825	$0.2775	2%	$1.13	$1.11	2%
Adjusted Earnings (1)	$633	$708	(11)%	$2,410	$2,636	(9)%
Adjusted Earnings per share (1)	$0.28	$0.31	(10)%	$1.07	$1.16	(8)%

Notes
(1)	Adjusted Earnings is Net income attributable to Kinder Morgan, Inc. adjusted for Certain Items; see Table 2 for a reconciliation. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per share.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Earnings and DCF Reconciliations
(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Earnings	2023	2022		2023	2022
Net income attributable to Kinder Morgan, Inc.	$594	$670	(11)%	$2,391	$2,548	(6)%
Certain Items (1)
Fair value amortization	—	(4)		—	(15)
Legal, environmental and other reserves	—	28		—	51
Change in fair value of derivative contracts	(33)	8		(126)	57
Loss on impairment	—	—		67	—
Income tax Certain Items	27	(2)		33	(37)
Other	45	8		45	32
Total Certain Items	39	38	3%	19	88	(78)%
Adjusted Earnings	$633	$708	(11)%	$2,410	$2,636	(9)%

Preliminary Net Income Attributable to Kinder Morgan, Inc. to DCF
Net income attributable to Kinder Morgan, Inc.	$594	$670	(11)%	$2,391	$2,548	(6)%
Total Certain Items (2)	39	38	3%	19	88	(78)%
DD&A	567	554		2,250	2,186
Amortization of excess cost of equity investments	12	18		66	75
Income tax expense (3)	179	200		682	747
Cash taxes	(1)	(1)		(11)	(13)
Sustaining capital expenditures	(275)	(263)		(868)	(761)
Amounts from joint ventures
Unconsolidated JV DD&A	82	81		323	323
Remove consolidated JV partners' DD&A	(16)	(16)		(63)	(50)
Unconsolidated JV income tax expense (4)(5)	19	21		89	75
Unconsolidated JV cash taxes (4)	(3)	(19)		(76)	(70)
Unconsolidated JV sustaining capital expenditures	(45)	(59)		(163)	(148)
Remove consolidated JV partners' sustaining capital expenditures	3	2		9	8
Other items (6)	16	(9)		67	(38)
DCF	$1,171	$1,217	(4)%	$4,715	$4,970	(5)%
Weighted average shares outstanding for dividends (7)	2,234	2,261		2,247	2,271
DCF per share	$0.52	$0.54	(4)%	$2.10	$2.19	(4)%
Declared dividends per share	$0.2825	$0.2775		$1.13	$1.11

Notes
(1)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(2)	See “Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Earnings” above for a detailed listing.
(3)	To avoid duplication, adjustments for income tax expense for the periods ended December 31, 2023 and 2022 exclude $27 million and $(2) million for the three-month periods, respectively, and $33 million and $(37) million for the twelve-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments.
(5)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above. See table included in “Non-GAAP Financial Measures—Certain Items.”
(6)	Includes non-cash pension expense, non-cash compensation associated with our restricted stock program and pension contributions.
(7)	Includes restricted stock awards that participate in dividends.

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted EBITDA Reconciliation
(In millions, unaudited)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
	2023	2022		2023	2022
Net income attributable to Kinder Morgan, Inc.	$594	$670	(11)%	$2,391	$2,548	(6)%
Certain Items (1)
Fair value amortization	—	(4)		—	(15)
Legal, environmental and other reserves	—	28		—	51
Change in fair value of derivative contracts	(33)	8		(126)	57
Loss on impairment	—	—		67	—
Income tax Certain Items	27	(2)		33	(37)
Other	45	8		45	32
Total Certain Items	39	38		19	88
DD&A	567	554		2,250	2,186
Amortization of excess cost of equity investments	12	18		66	75
Income tax expense (2)	179	200		682	747
Interest, net (3)	449	391		1,804	1,524
Amounts from joint ventures
Unconsolidated JV DD&A	82	81		323	323
Remove consolidated JV partners' DD&A	(16)	(16)		(63)	(50)
Unconsolidated JV income tax expense (4)	19	21		89	75
Adjusted EBITDA	$1,925	$1,957	(2)%	$7,561	$7,516	1%

Notes
(1)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(2)	To avoid duplication, adjustments for income tax expense for the periods ended December 31, 2023 and 2022 exclude $27 million and $(2) million for the three-month periods, respectively, and $33 million and $(37) million for the twelve-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(3)	To avoid duplication, adjustments for interest, net for the periods ended December 31, 2023 and 2022 exclude $3 million and $35 million for the three-month periods, respectively, and $(7) million and $(11) million for the twelve-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above.

Table 4
Kinder Morgan, Inc. and Subsidiaries
Preliminary Reconciliation of Segment EBDA to Adjusted Segment EBDA
(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Segment EBDA (1)
Natural Gas Pipelines Segment EBDA	$1,353	$1,348	$5,282	$4,801
Certain Items (2)
Legal, environmental and other reserves	—	28	—	51
Change in fair value of derivative contracts	(23)	(25)	(122)	64
Other	—	2	—	26
Natural Gas Pipelines Adjusted Segment EBDA	$1,330	$1,353	$5,160	$4,942

Products Pipelines Segment EBDA	$282	$252	$1,062	$1,107
Certain Items (2)
Change in fair value of derivative contracts	(4)	—	(1)	—
Loss on impairment	—	—	67	—
Products Pipelines Adjusted Segment EBDA	$278	$252	$1,128	$1,107

Terminals Segment EBDA	$266	$244	$1,040	$975

CO2 Segment EBDA	$179	$200	$689	$819
Certain Items (2)
Change in fair value of derivative contracts	(9)	(6)	4	(11)
CO2 Adjusted Segment EBDA	$170	$194	$693	$808

Notes
(1)	Includes revenues, earnings from equity investments, operating expenses, loss (gain) on divestitures and impairments, net, other income, net, and other, net. Operating expenses include costs of sales, operations and maintenance expenses, and taxes, other than income taxes. The composition of Segment EBDA is not addressed nor prescribed by generally accepted accounting principles.
(2)	See “Non-GAAP Financial Measures—Certain Items.”

Table 5
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Natural Gas Pipelines (1)
Transport volumes (BBtu/d)	41,461	39,572	40,282	38,657
Sales volumes (BBtu/d)	2,466	2,366	2,346	2,482
Gathering volumes (BBtu/d)	3,973	3,132	3,562	2,994
NGLs (MBbl/d)	35	33	34	30
Products Pipelines (MBbl/d)
Gasoline (2)	967	965	980	978
Diesel fuel	358	360	351	367
Jet fuel	288	268	285	264
Total refined product volumes	1,613	1,593	1,616	1,609
Crude and condensate	489	455	483	471
Total delivery volumes (MBbl/d)	2,102	2,048	2,099	2,080
Terminals (1)
Liquids leasable capacity (MMBbl)	78.7	78.2	78.7	78.2
Liquids leased capacity %	93.3%	92.2%	93.6%	91.3%
Bulk transload tonnage (MMtons)	13.5	13.2	53.3	53.2
CO2 (1)
SACROC oil production (3)	19.42	21.13	20.22	20.29
Yates oil production	6.58	6.52	6.63	6.52
Other	2.16	2.55	2.32	2.75
Total oil production - net (MBbl/d) (4)	28.16	30.20	29.17	29.56
NGL sales volumes - net (MBbl/d) (4)	9.11	9.20	8.97	9.40
CO2 sales volumes - net (Bcf/d)	0.328	0.377	0.336	0.358
RNG sales volumes (BBtu/d)	7	4	6	3
Realized weighted average oil price ($ per Bbl)	$67.22	$65.06	$67.42	$66.78
Realized weighted average NGL price ($ per Bbl)	$27.87	$35.26	$30.84	$39.59

CO2 Segment Hedges	2024	2025	2026	2027	2028
Crude Oil (5)
Price ($ per Bbl)	$65.27	$63.91	$65.16	$64.38	$61.40
Volume (MBbl/d)	21.00	12.85	8.60	3.60	0.10
NGLs
Price ($ per Bbl)	$51.58
Volume (MBbl/d)	3.20

Notes
(1)	Volumes for acquired assets are included for all periods, however, EBDA contributions from acquisitions are included only for periods subsequent to their acquisition. Volumes for assets divested, idled and/or held for sale are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Includes volumetric data for Diamond M.
(4)	Net of royalties and outside working interests.
(5)	Includes West Texas Intermediate hedges.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets (1)
(In millions, unaudited)

	December 31,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$83	$745
Other current assets	2,459	3,058
Property, plant and equipment, net	37,216	35,599
Investments	8,073	7,653
Goodwill	19,971	19,965
Deferred charges and other assets	3,219	3,058
Total assets	$71,021	$70,078
Liabilities and Stockholders' Equity
Short-term debt	$4,049	$3,385
Other current liabilities	3,172	3,545
Long-term debt	27,880	28,288
Debt fair value adjustments	187	115
Other	4,003	2,631
Total liabilities	39,291	37,964
Other stockholders' equity	30,523	31,144
Accumulated other comprehensive loss	(217)	(402)
Total KMI stockholders' equity	30,306	30,742
Noncontrolling interests	1,424	1,372
Total stockholders' equity	31,730	32,114
Total liabilities and stockholders' equity	$71,021	$70,078

Net Debt (2)	$31,837	$30,936

Table 6 (continued)
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets (1)
(In millions, unaudited)

	Adjusted EBITDA Twelve Months Ended (3)
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Last Twelve Months Adjusted EBITDA	December 31,	December 31,
	2023	2022
Net income attributable to Kinder Morgan, Inc.	$2,391	$2,548
Total Certain Items (4)	19	88
DD&A	2,250	2,186
Amortization of excess cost of equity investments	66	75
Income tax expense (5)	682	747
Interest, net (5)	1,804	1,524
Amounts from joint ventures
Unconsolidated JV DD&A	323	323
Less: Consolidated JV partners' DD&A	(63)	(50)
Unconsolidated JV income tax expense	89	75
Adjusted EBITDA	$7,561	$7,516

Net Debt-to-Adjusted EBITDA (6)	4.2	4.1

Notes
(1)	The December 31, 2023 Preliminary Consolidated Balance Sheet reflects a preliminary assessment of fair values for the assets and liabilities from the STX Midstream acquisition that closed on December 28, 2023, and as such, the allocation of the purchase price within our consolidated balance sheet could be adjusted for the 2023 10-K filing.
(2)	Amounts calculated as total debt, less (i) cash and cash equivalents; (ii) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $9 million and $(8) million as of December 31, 2023 and December 31, 2022, respectively, as we have entered into swaps to convert that debt to U.S.$.
(3)	Reflects the rolling 12-month amounts for each period above.
(4)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(5)	Amounts are adjusted for Certain Items. See “Non-GAAP Financial Measures—Certain Items” for more information.
(6)	Year-end 2023 net debt reflects borrowings to fund the STX Midstream acquisition that closed on December 28, 2023. Including a full year of Adjusted EBITDA from the acquired assets on a Pro Forma basis, the leverage ratio would have been 4.1x.

Table 7
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
KMI FCF
Net income attributable to Kinder Morgan, Inc.	$594	$670	$2,391	$2,548
Net income attributable to noncontrolling interests	24	23	95	77
DD&A	567	554	2,250	2,186
Amortization of excess cost of equity investments	12	18	66	75
Deferred income taxes	215	193	710	692
Earnings from equity investments	(231)	(239)	(838)	(803)
Distribution of equity investment earnings (1)	183	177	755	725
Working capital and other items (2)(3)	958	8	1,062	(533)
Cash flow from operations	2,322	1,404	6,491	4,967
Capital expenditures (GAAP)	(628)	(477)	(2,317)	(1,621)
FCF	1,694	927	4,174	3,346
Dividends paid	(631)	(628)	(2,529)	(2,504)
FCF after dividends	$1,063	$299	$1,645	$842

Notes
(1)	Periods ended December 31, 2023 and 2022 exclude distributions from equity investments in excess of cumulative earnings of $62 million and $30 million for the three-month periods, respectively, and $228 million and $156 million for the twelve-month periods, respectively. These are included in cash flows from investing activities on our consolidated statement of cash flows.
(2)	Three-month and twelve-month periods of 2023 include $843 million for cash received related to an agreement with a customer to prepay certain fixed reservation charges under long-term transportation and terminaling contracts. The prepayment, which relates to contracts expiring from 2035 to 2040, was discounted to present value at a rate that is attractive relative to our cost of issuing long-term debt.
(3)	Includes non-cash impairments recognized. See table included in “Non-GAAP Financial Measures—Certain Items” for more information.

Table 8
Kinder Morgan, Inc. and Subsidiaries
Reconciliation of Projected Net Income Attributable to Kinder Morgan, Inc. to Projected DCF
(In billions, unaudited)
2024 Revised Budget
Net income attributable to Kinder Morgan, Inc. (GAAP)	$2.7
Total Certain Items	—
DD&A and amortization of excess cost of equity investments	2.4
Income tax expense	0.8
Cash taxes	(0.1)
Sustaining capital expenditures	(1.0)
Amounts from joint ventures
Unconsolidated JV DD&A	0.3
Remove consolidated JV partners' DD&A	—
Unconsolidated JV income tax expense	0.1
Unconsolidated JV cash taxes	(0.1)
Unconsolidated JV sustaining capital expenditures	(0.2)
Remove consolidated JV partners' sustaining capital expenditures	—
Other items (1)	0.1
DCF	$5.0
Current commodity price impact to DCF (2)(3)	(0.1)
DCF with current commodity price impact	$4.9

Table 9
Kinder Morgan, Inc. and Subsidiaries
Reconciliation of Projected Net Income Attributable to Kinder Morgan, Inc. to Projected Adjusted EBITDA
(In billions, unaudited)
2024 Revised Budget
Net income attributable to Kinder Morgan, Inc. (GAAP)	$2.7
Total Certain Items	—
DD&A and amortization of excess cost of equity investments	2.4
Income tax expense	0.8
Interest, net	1.9
Amounts from joint ventures
Unconsolidated JV DD&A	0.3
Remove consolidated JV partners' DD&A	—
Unconsolidated JV income tax expense	0.1
Adjusted EBITDA	$8.2

Notes
(1)	Includes non-cash pension expense, non-cash compensation associated with our restricted stock program and pension contributions.
(2)	Includes commodity price impact to Net income attributable to KMI based on a WTI Crude oil price of $72 per barrel and Henry Hub natural gas price of $2.80 per MMBtu.
(3)	Includes $(0.1) billion adjustment to Net income attributable to Kinder Morgan, Inc. and less than $(0.1) billion associated reduction in income tax expense.